Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors

fuboTV Inc.:

We consent to the use of our report dated March 25, 2021, with respect to the consolidated balance sheet of fuboTV Inc. and subsidiaries as of December 31, 2020, the related consolidated statement of operations and comprehensive loss, stockholders’ equity, and cash flows for the year ended December 31, 2020, and the related notes, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York

August 3, 2021